Exhibit 99.1

CONTACT

Judith Pryor

WORLDSPACE, Inc.

301-960-1242

jpryor@WORLDSPACE.com

FOR IMMEDIATE RELEASE

WORLDSPACE® SATELLITE RADIO ANNOUNCES AGREEMENT TO

REFINANCE $155 MILLION CONVERTIBLE NOTES

Agreement Would Eliminate Note Holders’ Right to Redeem Notes at End 2007 and

Improve Company’s Financial Flexibility and Near-term Liquidity

Silver Spring, Md., April 13, 2007 – WORLDSPACE® Satellite Radio (NASDAQ: WRSP), one of the world leaders in satellite-based digital radio services, today announced it has entered into a refinancing agreement with the holders of its $155 million in convertible notes to redeem $50 million of the current notes for cash and to refinance the terms of the remaining notes. The refinancing will eliminate the right of the note holders to require WORLDSPACE to redeem the current convertible notes on December 30, 2007. The transaction is subject to execution of definitive documentation and other conditions.

“We are very pleased to have resolved the convertible note redemption right in the manner set forth in this agreement,” said Noah A. Samara, Chairman and Chief Executive Officer. “Our liquidity is improved for the near-term, dilution is relatively low and we have achieved the operational flexibility to execute our streamlined 2007 plan.” Samara continued, “Thanks to the support of our note holders, we have room to move forward with our business plan in places like Italy and hope to return to the markets with significant business achievements. We expect to make the most of the opportunities created by this agreement with focused, disciplined spending on our most promising business initiatives.”

Under the terms of the refinancing agreement, the remaining notes would be exchanged for $45 million in senior secured notes paying interest at LIBOR plus 6.5% per annum, repayable $27.5 million on the first anniversary of issuance and $17.5 million on the third anniversary of issuance; $60 million in amended and restated secured convertible notes paying interest at 8% per annum, repayable on the third anniversary of issuance; and warrants to acquire an aggregate amount of 2,647,059 shares of Class A Common Stock at $4.25 per share. The new convertible notes will be convertible into shares of Class A Common Stock at $4.25 per share. The senior secured notes will hold a first priority lien on the assets of WORLDSPACE, and the new secured convertible notes will hold a second priority lien on the assets of WORLDSPACE. WORLDSPACE would be required to repay the senior secured notes from new financing and certain other available cash. While the new convertible notes remain outstanding, WORLDSPACE is permitted to incur up to $105 million first priority secured debt (including the new senior secured notes).

-more-

Page 2/WORLDSPACE Announces Agreement to Refinance $155 Million Convertible Notes

WORLDSPACE and the note holders have agreed to negotiate in good faith and use their reasonable best efforts to finalize formal documentation for the transaction and to close the transaction not later than April 27, 2007.

WORLDSPACE plans to file its Form 10-K for the year ended December 31, 2006 on April 17, 2007.

About WORLDSPACE® Satellite Radio

Based in the Washington, DC metropolitan area, WORLDSPACE, Inc. (NASDAQ: WRSP) is the world’s only global media and entertainment company positioned to offer a satellite radio experience to consumers in more than 130 countries with five billion people, driving 300 million cars. WORLDSPACE delivers the latest tunes, trends and information from around the world and around the corner. WORLDSPACE subscribers benefit from a unique combination of local programming, original WORLDSPACE content and content from leading brands around the globe including the BBC, CNN International, Virgin Radio UK, NDTV and RFI.

WORLDSPACE’s satellites cover two-thirds of the earth’s population with six beams. Each beam is capable of delivering up to 80 channels of high quality digital audio and multimedia programming directly to WORLDSPACE Satellite Radios anytime and virtually anywhere in its coverage areas. WORLDSPACE is a pioneer of satellite-based digital radio services (DARS) and was instrumental in the development of the technology infrastructure used today by XM Satellite Radio. For more information, visit http://www.WORLDSPACE.com.

Forward-looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Such forward-looking statements may be affected by inaccurate assumptions or by known or unknown risks or uncertainties. Actual results may vary materially from those expressed or implied by the statements herein. For factors that could cause actual results to vary, perhaps materially, from these forward-looking statements, please refer to the Company’s Form 10-K, filed with the Securities and Exchange Commission, and other subsequent filings. Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

###